Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-176055

PROSPECTUS SUPPLEMENT

To Prospectus Dated July 1, 2013

2,000,000 Shares

National CineMedia, Inc.

Common Stock

The shares of Common Stock are being sold by the selling stockholder.

Our Common Stock is listed on The NASDAQ Global Select Market under the symbol “NCMI”. The last reported sale price on The NASDAQ Global Select Market on August 30, 2013, was $17.98 per share.

The underwriter has an option to purchase a maximum of 300,000 additional shares to cover over-allotments of shares.

Investing in our Common Stock involves risks. See “Risk Factors” on page S-8.

The underwriter has agreed to purchase the shares of Common Stock at a price of $17.79 per share, which will result in approximately $35.6 million of net proceeds to the selling stockholder, before deducting expenses relating to the offering. The underwriter will offer the shares of Common Stock in transactions on The NASDAQ Global Select Market or in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

Delivery of the shares of Common Stock will be made on or about September 9, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch

The date of this prospectus supplement is September 3, 2013.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also part of this document. The prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-176055) that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholder may from time to time sell the shares of Common Stock described in the accompanying prospectus in one or more offerings. This prospectus supplement contains certain specific information about the terms of the particular offering by the selling stockholder. Both this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, include important information about us, our Common Stock and other information you should know before investing in our Common Stock. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement, including the documents incorporated by reference, is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement, including the documents incorporated by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter or selling stockholder have not, authorized anyone to provide you with different or additional information. The underwriter or selling stockholder is offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where it is lawful to do so. The information in this prospectus supplement and accompanying prospectus, including the documents incorporated by reference, are accurate only as of the date set forth on the front of this prospectus supplement or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our Common Stock.

MARKET INFORMATION

Information regarding market share, market position and industry data pertaining to our business contained in or incorporated by reference into this prospectus supplement consists of estimates based on data and reports compiled by industry professional organizations (including Nielsen Media Research, Inc. and the National Association of Theatre Owners) and analysts, and our knowledge of our revenues and markets. DMA® is a registered trademark of Nielsen Media Research, Inc.

We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications, and take no further responsibility for such data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our Common Stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference, before making an investment decision.

In this document, unless the context otherwise requires:

•	“NCM, Inc.,” “the Company,” “we,” “us” or “our” refer to National CineMedia, Inc., a Delaware corporation, and its consolidated subsidiary National CineMedia, LLC;

•	“NCM LLC” refers to National CineMedia, LLC, a Delaware limited liability company, which commenced operations on April 1, 2005, and is the current operating company for our business, which NCM, Inc. acquired an interest in, and became a member and the sole manager of, upon completion of our initial public offering, or “IPO,” which closed on February 13, 2007;

•	“AMC” refers to AMC Entertainment Inc. and its subsidiaries, National Cinema Network, Inc., or “NCN,” which contributed assets used in the operations of NCM LLC and formed NCM LLC in March 2005, AMC ShowPlace Theatres, Inc., which joined NCM LLC in June 2010 in connection with AMC’s acquisition of Kerasotes Showplace Theatres, LLC and American Multi-Cinema, Inc., which became party to an amended and restated exhibitor services agreement, or “ESA,” with NCM LLC upon completion of the IPO;

•	“Cinemark” refers to Cinemark Holdings, Inc. and its subsidiaries, Cinemark Media, Inc., which joined NCM LLC in July 2005, and Cinemark USA, Inc., which became party to an amended and restated ESA with NCM LLC upon completion of the IPO;

•	“Regal” refers to Regal Entertainment Group and its subsidiaries, Regal CineMedia Corporation, or “RCM,” which contributed assets used in the operations of NCM LLC, Regal CineMedia Holdings, LLC, which formed NCM LLC in March 2005, and Regal Cinemas, Inc., which became party to an amended and restated ESA with NCM LLC upon completion of the IPO and which joined NCM LLC in March 2011; and

•	“Founding members” refers to AMC, Cinemark and Regal.

Business of National CineMedia, Inc.

The Company

NCM, Inc., a Delaware corporation, was organized on October 5, 2006 and began operations on February 13, 2007 upon completion of its IPO. NCM, Inc. is a holding company that manages its consolidated subsidiary NCM LLC, but has no business operations or material assets other than its cash and ownership interest of approximately 45.1% of the common membership units in NCM LLC as of June 27, 2013. NCM LLC’s founding members, AMC, Cinemark and Regal, the three largest motion picture exhibition companies in the U.S., hold the remaining 54.9% of NCM LLC’s common membership units. NCM, Inc.’s primary source of cash flow from operations is distributions from NCM LLC pursuant to the NCM LLC operating agreement. NCM, Inc. also receives management fees pursuant to a management services agreement with NCM LLC in exchange for providing specific management services to NCM LLC.

NCM LLC has long-term ESAs with NCM LLC’s founding members and multi-year agreements with several other theatre operators whom we refer to as network affiliates. The ESAs and network affiliate agreements grant NCM LLC exclusive rights in their theatres, subject to limited exceptions, to sell advertising.

The growth of our digital network depends on us entering into new agreements with network affiliates and net increases in the number of screens operated by the founding members of NCM LLC. The common unit adjustment agreement with the founding members of NCM LLC provides a mechanism for adjusting common membership units held by the founding members, based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theatre or opening of a newly constructed theatre, except that acquired theatres subject to an agreement with an alternative cinema advertising provider will not be included until certain run out payments are made to NCM LLC by the founding member acquiring the theatre pursuant to its ESA or until such third party cinema advertising agreement expires and the theatre is added to our network. Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theatre, unless the purchaser or sublessee enters into an agreement with NCM LLC similar to the ESA, the theatre is closed at the end of its lease term or a non-digitized theatre is closed within three years of the end of its lease term.

Overview of the Business

We operate the largest digital in-theatre media network in North America, through which we sell in-theatre and online advertising and promotions. Our advertising pre-show called “FirstLook,” lobby entertainment network, or LEN, and programming are distributed across our digital content network, or DCN, or live digital broadcast network, or DBN, utilizing our proprietary digital content software, or DCS.

We derive revenue principally from advertising. We develop, produce, sell and distribute several versions of FirstLook on theatre screens, and advertising programming on our LEN. We also sell other forms of advertising and promotions in theatre lobbies and across our online network and mobile apps called Movie Night Out® and CinemaSync®. For the six months ended June 27, 2013 and the year ended December 27, 2012, advertising accounted for 93.0% and 91.2%, respectively, of our total revenue.

We believe that the reach and digital delivery capability of our network provide an effective platform for national and local advertisers to reach a large, young and affluent audience on a highly-targeted, engaging and measurable basis. As of June 27, 2013, our network was located in 48 states and the District of Columbia and covers all of the top 25, as well as 49 of the top 50 Designated Market Areas®, or DMAs®, and 183 DMAs® in total. During 2012, over 710 million patrons (on an annualized basis) attended movies shown in theatres in which NCM LLC currently has exclusive cinema advertising agreements in place. As of June 27, 2013, we had approximately 19,600 screens in our advertising network, over 18,800 of which are digital.

Recent Developments

On August 1, 2013, a non-binding letter of intent was signed among NCM LLC, Regal, Cinemark and AMC whereby NCM LLC will contribute the assets of its Fathom Events division to a new entity to be formed by the founding members in exchange for an interest-bearing $25 million promissory note guaranteed by the founding members. NCM LLC will retain a 10% ownership in the new entity and

Regal, Cinemark and AMC will own the remaining 90%. The letter of intent provides for a transition services agreement whereby NCM LLC will agree to provide certain corporate overhead services to the new entity for a period of nine months following the closing for a fee. The closing of the transaction is expected late in the third quarter of 2013 or early in the fourth quarter of 2013. Due to the related party nature of this transaction, we formed a committee of independent directors which is being advised by an independent investment banking advisory firm.

Fathom events are distributed across our DCN or live DBN utilizing our proprietary DCS. For the six months ended June 27, 2013 and the year ended December 27, 2012, Fathom events accounted for 7.0% and 8.8%, respectively, of our total revenue. As of June 27, 2013, our Fathom Events DBN network covered all of the top 50 DMAs® and 173 DMAs® in total, and we had over 1,000 screens in our Fathom DBN.

Corporate Information

We are a Delaware corporation organized on October 5, 2006, and our principal executive offices are located at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405. The telephone number of our principal executive offices is (303) 792-3600. We maintain a website at www.ncm.com, on which we post our key corporate governance documents, including our board committee charters and our code of ethics. We also regularly post information about the Company on the Investor Relations page. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering

The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	National CineMedia, Inc.

Common Stock of NCM, Inc. offered by the selling stockholder	2,000,000 (2,300,000 if the underwriter’s option to purchase additional shares is exercised in full). Such shares will be issued upon redemption of common membership units for shares of our Common Stock, which will increase the ownership of NCM, Inc. in NCM LLC.

Common Stock of NCM, Inc. to be outstanding after this offering	57,366,929 (57,666,929 if the underwriter’s option to purchase additional shares is exercised in full).

Over-allotment option	The selling stockholder has granted the underwriter a 30-day option to purchase up to 300,000 additional shares of our Common Stock to cover over-allotments of shares.

Common membership units in NCM LLC outstanding both before and after this offering	122,750,356. The ownership of NCM, Inc. in NCM LLC will be 46.7% after this offering (47.0% if the underwriter’s option to purchase additional shares is exercised in full).

Use of proceeds	We will not receive any proceeds from sales of the shares of Common Stock sold by the selling stockholder.

Risk factors	An investment in our Common Stock involves a high degree of risk. The “Risk Factors” section beginning on page S-9 contains a discussion of factors that you should carefully read and consider before deciding to invest in shares of our Common Stock.

NASDAQ Global Select Market Symbol	NCMI.

The number of shares of Common Stock to be outstanding after completion of this offering is based on 2,000,000 (2,300,000 if the underwriter’s option to purchase additional shares is exercised in full) shares of our Common Stock to be issued upon redemption of common membership units of NCM LLC by the selling stockholder and then sold in this offering and, except where we state otherwise, the Common Stock information we present in this prospectus supplement excludes:

•	65,383,427 (65,083,427 if the underwriter’s option to purchase additional shares is exercised in full) shares of Common Stock issuable upon redemption of additional NCM LLC common membership units;

•	3,927,444 shares of Common Stock issuable upon the exercise of outstanding employee options at a weighted average exercise price of $16.64 per share as of June 27, 2013;

•	2,042,642 shares of restricted stock as of June 27, 2013; and

•	approximately 4,400,000 shares of Common Stock we have reserved for future issuance under our equity incentive plans as of June 27, 2013.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth our summary historical financial and operating data for the periods indicated. The selected financial and operating data should be read together with the other information contained in our Annual Report on Form 10-K filed for the fiscal year ended December 27, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 27, 2013, both of which are incorporated by reference in this prospectus supplement, including “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited historical consolidated financial statements and the notes thereto and the unaudited historical interim condensed consolidated financial statements and the notes thereto.

The results of operations data and other financial and operating data for the years ended December 27, 2012, December 29, 2011 and December 30, 2010 and the balance sheet data as of December 27, 2012, December 29, 2011 and December 30, 2010 are derived from the audited consolidated financial statements of NCM, Inc. and should be read in conjunction with those financial statements and the notes thereto. The results of operations data and other financial and operating data for the six months ended June 27, 2013 and June 28, 2012 and the balance sheet data as of June 27, 2013 and June 28, 2012 were derived from the unaudited condensed consolidated financial statements of NCM, Inc. and should be read in conjunction with those financial statements and the notes thereto. The summary historical data may not necessarily be indicative of any future operating results or financial position of NCM, Inc.

	Six Months Ended		Year Ended
	June 27, 2013	June 28, 2012	December 27, 2012	December 29, 2011	December 30, 2010
	(in millions except per share data)
Results of Operations Data
REVENUE:
Advertising	$190.6	$167.6	$409.5	$386.2	$379.5
Fathom Events	14.4	21.6	39.3	49.2	48.0
Total Revenues	205.0	189.2	448.8	435.4	427.5
EXPENSES:
Advertising Operating Costs	13.8	12.7	31.3	24.6	21.7
Fathom Events Operating Costs	10.0	15.5	29.0	34.1	32.4
Network Costs	10.1	10.2	19.8	18.6	20.0
Theatre Access Fees/Circuit Share Costs—Members	33.7	32.0	64.5	55.4	52.6
Selling and Marketing	31.1	30.0	60.5	59.8	57.9
Administrative and Other	15.1	16.6	31.5	30.4	34.5
Depreciation and Amortization	11.6	9.9	20.4	18.8	17.8
Total Operating Expenses	125.4	126.9	257.0	241.7	236.9
OPERATING INCOME	79.6	62.3	191.8	193.7	190.6
Non-Operating Expenses	39.1	63.9	99.8	73.7	64.0
Income (Loss) Before Income Taxes	40.5	(1.6)	92.0	120.0	126.6
Equity Loss From Investment, Net	—	—	—	—	0.7
CONSOLIDATED NET INCOME (LOSS)	33.9	(0.2)	65.3	100.6	109.1
Less: Net Income Attributable to Noncontrolling Interests	25.4	2.6	51.9	69.1	79.9
NET INCOME (LOSS) ATTRIBUTABLE TO NCM, INC.	8.5	(2.8)	13.4	31.5	29.2
Earnings (loss) per NCM, Inc. share:
Basic	0.16	(0.05)	0.25	0.58	0.63
Diluted	0.15	(0.05)	0.24	0.58	0.62

	Six Months Ended		Year Ended
	June 27, 2013	June 28, 2012	December 27, 2012	December 29, 2011	December 30, 2010
	(in millions except per share, per attendee, screen and margin data)
Other Financial and Operating Data
OIBDA(1)	91.2	72.2	212.2	212.5	208.4
Adjusted OIBDA(1)	95.3	77.8	221.2	224.3	222.4
Adjusted OIBDA Margin(1)	46.5%	41.1%	49.3%	51.5%	52.0%
Capital Expenditures	6.2	4.9	10.4	13.7	10.4
Cash Dividend Declared per Common Share	0.44	0.44	0.88	0.84	0.72
Founding Member Screens at Period End(2)	16,357	15,232	15,528	15,265	14,997
Total Screens at Period End(3)	19,587	19,039	19,359	18,670	17,302
Digital Screens at Period End(4)	18,760	18,104	18,491	17,698	16,003
Total Attendance for Period (5)	341.7	344.0	690.4	636.8	637.4
Total Advertising Revenue	190.6	167.6	409.5	386.2	379.5
Total Advertising Revenue per Attendee	0.558	0.487	0.593	0.606	0.595
Balance Sheet Data at Period End:
Cash and cash equivalents	55.2	48.1	72.4	65.9	74.4
Short and long-term marketable securities	39.9	26.5	34.2	32.2	8.5
Receivables, net	110.2	91.3	98.5	98.6	100.7
Property and Equipment, Net	26.8	25.4	25.7	24.6	19.8
Total Assets	952.5	794.2	810.5	820.2	854.5
Long-term borrowings	884.0	839.0	879.0	794.0	775.0
Equity/(deficit)	(224.6)	(354.5)	(356.4)	(346.8)	(318.4)
Total Liabilities and Equity/(deficit)	952.5	794.2	810.5	820.2	854.5

(1)	Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the U.S. (reconciliation to GAAP financial measures are presented in the table below). OIBDA represents consolidated net income (loss) plus income tax expense, interest and other non-operating costs and depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash severance plan costs and non-cash share based payment costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, and non-cash share based compensation programs or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s severance plan costs and non-cash share based payment costs. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, consolidated net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that consolidated net income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.
In December 2012, AMC acquired certain theatres from Rave Cinemas (“Rave”) and on May 28, 2013, Cinemark completed the acquisition of Rave. Rave had pre-existing advertising agreements for some of the theatres it owned prior to the acquisitions. As a result, AMC and Cinemark will make integration payments, pursuant to the ESAs on a quarterly basis in arrears in accordance with certain run-out provisions. OIBDA and Adjusted OIBDA do not reflect the Rave integration payments by Cinemark or AMC. The integration payments received are added to Adjusted OIBDA to determine our compliance with financial covenants under our senior secured credit facility. AMC and Cinemark owed payments to NCM LLC of $1.1 million for the six months ended June 27, 2013.
(2)	Represents the total number of screens within our advertising network operated by NCM LLC’s founding members. Excludes screens associated with certain Cinemark Rave and AMC Rave theatres for all periods presented.
(3)	Represents the total screens within NCM LLC’s advertising network. Excludes screens associated with certain Cinemark Rave and AMC Rave theatres for all periods presented.
(4)	Represents the total number of screens that are connected to our DCN. Excludes screens associated with certain Cinemark Rave and AMC Rave theatres for all periods presented.
(5)	Represents the total attendance within our advertising network. Excludes attendance associated with certain Cinemark Rave and AMC Rave theatres for all periods presented.

The following table reconciles consolidated net income (loss) to OIBDA and Adjusted OIBDA for the periods presented:

	Six Months Ended		Years Ended
	June 27, 2013	June 28, 2012	December 27, 2012	December 29, 2011	December 30, 2010
	( in millions, except margin data)
Consolidated net income (loss)	$33.9	$(0.2)	$65.3	$100.6	$109.1
Income tax expense (benefit)	6.6	(1.4)	26.7	19.4	16.8
Interest and other non-operating costs	39.1	63.9	99.8	73.7	64.0
Depreciation and amortization	11.6	9.9	20.4	18.8	17.8
Equity loss from investment, net	—	—	—	—	0.7
OIBDA	91.2	72.2	212.2	212.5	208.4
Share-based compensation costs(1)	4.1	5.6	9.0	11.8	14.0
Adjusted OIBDA	$95.3	$77.8	$221.2	$224.3	$222.4
Total Revenue	$205.0	$189.2	$448.8	$435.4	$427.5
Adjusted OIBDA margin	46.5%	41.1%	49.3%	51.5%	52.0%

(1)	Share-based payments costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

RISK FACTORS

Ownership of and an investment in our Common Stock involve certain risks. You should consider carefully the following risks, the risks incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described under the captions “Risks Related to our Business and Industry” and “Risks Related to Our Corporate Structure,” included in our Annual Report on Form 10-K for the year ended December 27, 2012, and other information included and incorporated by reference into this document, including our historical financial statements and related notes, in evaluating an investment in our Common Stock. The information incorporated by reference in this prospectus supplement and the accompanying prospectus may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement, accompanying prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our Common Stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Relating to this Offering

The substantial number of shares that are eligible for sale could cause the market price for our Common Stock to decline or make it difficult for us to sell equity securities in the future.

We cannot predict the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of our Common Stock from time to time. Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that those sales will occur, could cause the market price of our Common Stock to decline or make future offerings of our equity securities more difficult.

The 55,366,929 shares of Common Stock outstanding at June 27, 2013 are freely tradable, except for 560,768 shares held by our management and independent directors. In addition, the founding members may receive 67,383,427 shares of Common Stock, which were registered by the registration statement of which this prospectus supplement and accompanying prospectus are a part, upon redemption of their outstanding common membership units of NCM LLC. We have registered for resale by our founding members’ shares of NCM, Inc. Common Stock equal to all of the current outstanding common membership units as required by the registration rights agreement executed on the date of the IPO.

The selling stockholder is subject to a “lock-up” period of 45 days after the date of this prospectus supplement. After the lock-up period expires, the selling stockholder will be able to redeem additional common membership units of NCM LLC and sell additional shares of Common Stock. None of the Company, NCM LLC, AMC, Cinemark or their respective affiliates or any of our directors or officers are subject to a “lock-up” period.

Additionally, as of June 27, 2013, 2,042,642 shares of non-vested restricted stock are outstanding and 3,927,444 shares of our Common Stock will be issuable upon exercise of stock options that vest through 2015. As of June 27, 2013, 3,042,359 stock options have vested and are exercisable at a weighted-average exercise price of $16.98 per share. Once the options and restricted stock become vested and/or exercisable, as applicable, to the extent they are not held by one of our affiliates, the shares acquired upon vesting or exercise are freely tradable.

Our stock price may be volatile

Before our IPO in February 2007, there was no public market for our Common Stock, and an active trading market for our Common Stock may not continue. The stock market in general has experienced extreme price and volume fluctuations over the last several years. These broad market fluctuations or actions of individual holders of our stock may adversely affect the market price of our Common Stock, regardless of our actual operating performance. Our stock price may fluctuate or decline due to a variety of factors, including:

•	actual or anticipated quarterly fluctuations in our operating results;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	changes in the market valuations of other companies;

•	announcements relating to actions of other media companies, strategic relationships, acquisitions or industry consolidation;

•	terrorist acts or wars; and

•	general economic, market and political conditions not related to our business.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, some of the information in this prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including, without limitation, certain statements under “Risk Factors,” may constitute forward-looking statements. Discussions containing these forward-looking statements are also contained in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, as well as any amendments we make to those filings with the SEC. In some cases, you can identify these “forward-looking statements” by the specific words, including but not limited to “may,” “will,” “should,” “expects,” “forecast,” “project,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those words and other comparable words. These forward-looking statements involve known and unknown risks and uncertainties, assumptions and other factors, including, but not limited to, the following:

•	changes in the ESAs or lack of support by the founding members;

•	non-competition provisions of the ESAs being deemed unenforceable;

•	bankruptcy of one of the founding members;

•	national, regional and local economic conditions that may affect the markets in which we operate;

•	the levels of expenditures on advertising in general and cinema advertising in particular;

•	increased competition within the overall advertising industry;

•	technological changes and innovations, including 3D, digital cinema, alternative methods for delivering movies to consumers and failures or disruptions of our technology systems;

•	failure to effectively manage or continue our growth;

•	the popularity of major motion picture releases and level of theatre attendance, including at founding members’ theatres;

•	failure to retain our senior management;

•	shifts in population and other demographics;

•	infringement of our technology on intellectual property rights owned by others;

•	our ability to renew expiring advertising contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

•	our need for, and ability to obtain, additional funding for acquisitions and operations;

•	NCM LLC’s founding members’ ability to compete with us, influence our affairs and benefit from corporate opportunities that might otherwise be available to us;

•	risks and uncertainties relating to our significant indebtedness and investments, including the availability and adequacy of cash flows to meet our debt service requirements, including payments of amounts due under our $400.0 million in aggregate principal amount of 6.00% Senior Secured Notes due 2022, our $200.0 million in aggregate principal amount of 7.875% Senior Notes due 2021, and our existing senior secured credit facility and any other indebtedness that we may incur in the future;

•	fluctuations in operating costs, capital expenditures, revenue and Adjusted OIBDA;

•	future issuance of membership units by NCM LLC or issuance of preferred stock;

•	determination that NCM, Inc. or any of NCM LLC’s founding members is an investment company;

•	determination that any amount of our tax benefits should not have been available;

•	changes in market interest rates and stock prices;

•	changes in accounting principles, policies, guidelines or internal control over financial reporting; and

•	other factors described under “Risk Factors” or elsewhere in this prospectus supplement and the accompanying prospectus.

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative and not exhaustive. Our actual results, performance or achievements could differ materially from those indicated in these statements as a result of additional factors as more fully discussed under “Risk Factors” above.

USE OF PROCEEDS

The proceeds from the sale or other disposition of the Common Stock covered by this prospectus supplement are solely for the accounts of the selling stockholder. We will not receive any proceeds from any sale or other disposition of these shares of Common Stock by the selling stockholder.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to beneficial owners of our Common Stock (“Holders”) that acquire shares of our Common Stock pursuant to this offering and that hold such shares as capital assets (generally, for investment). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations. This summary does not consider specific facts and circumstances that may be relevant to a particular Holder’s tax position and does not consider any tax laws other than U.S. federal income tax laws (for example, this summary does not consider any state, local, estate or gift, or non-U.S. tax consequences of an investment in our Common Stock). It also does not apply to Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks, insurance companies, dealers in securities, persons who hold Common Stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, companies that accumulate earnings to avoid U.S. federal income tax, U.S. Holders (as defined below) who do not have the U.S. dollar as their functional currency, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive Common Stock as compensation).

For purposes of this summary, the term “U.S. Holder” means a Holder of shares of our Common Stock that, for U.S. federal income tax purposes, is:

(i)	an individual who is a citizen or resident of the U.S.;

(ii)	a corporation or other entity taxable as a corporation created in or organized under the laws of the U.S., any state thereof or the District of Columbia;

(iii)	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)	a trust (x) if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons,” as defined in section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The term “Non-U.S. Holder” means any Holder of shares of our Common Stock that is neither a U.S. Holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

If an entity treated as a partnership holds shares of our Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold shares of our Common Stock should consult their tax advisors.

This summary is included herein as general information only and does not represent an opinion of counsel. Accordingly, each prospective Holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our Common Stock.

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our Common Stock applicable to “U.S. Holders,” subject to the limitations described above.

Distributions; Dividends

Distributions of cash or property (other than certain stock distributions) that we pay in respect of our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in our Common Stock, and thereafter will be treated as capital gain, taxable as described below under “Dispositions.”

Amounts treated as dividends will be includible in gross income by a U.S. Holder upon receipt and will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. Holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum tax rate of 20%, depending upon the individual circumstances of the U.S. Holder) provided that the U.S. Holder receiving the dividend satisfies applicable holding period and other requirements.

Dispositions

Upon a sale, exchange or other taxable disposition of shares of our Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in the shares of our Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares of the Common Stock for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. Holders (including individuals) are currently subject to U.S. federal income taxation at a maximum rate of 20%, depending upon the individual circumstances of the U.S. Holder. The deductibility of capital losses is subject to limitations under the Code.

Additional Tax on Net Investment Income

For taxable years beginning after December 31, 2012, recently enacted legislation requires certain taxpayers who are individuals, estates or trusts to pay an additional 3.8% tax on net investment income, which includes, among other things, dividends on and capital gains from the sale of stock. U.S. Holders should consult their tax advisors concerning the applicability of this legislation to ownership our Common Stock.

Information Reporting and Backup Withholding Requirements

In general, dividends on our common shares, and payments of the proceeds of a sale, exchange or other disposition of our common shares paid to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our Common Stock applicable to “Non-U.S. Holders,” subject to the limitations described above.

Distributions; Dividends

Distributions of cash or property that we pay in respect of our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our Common Stock, and thereafter will be treated as capital gain, taxable as described below under “Dispositions.”

Except as described below under “U.S. Trade or Business Income,” a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Common Stock. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our Common Stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS on a timely basis. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

Dispositions

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Common Stock unless:

•	the gain is U.S. trade or business income, as described below under “U.S. Trade or Business Income,” in which case the rules described in that section will apply;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and meets other conditions (in which case, such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources); or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the Common Stock (in which case, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income).

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our Common Stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the Common Stock, provided that the Common Stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our Common Stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our Common Stock.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Common Stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the U.S. and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the U.S., attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the U.S. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax described above (provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. or otherwise complies with applicable certification and disclosure requirements); instead, a Non-U.S. Holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of Common Stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the Holder is a U.S. person.

The payment of the proceeds from the disposition of our Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of Common Stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS on a timely basis.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”) generally impose a withholding tax of 30% on dividend income paid on our Common Stock and on the gross proceeds of a disposition of our Common Stock paid to (i) a foreign financial institution, unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or unless such institution otherwise qualifies for an exemption from these rules or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person that directly or indirectly owns more than 10% of the entity or unless such entity otherwise qualifies for an exemption from these rules. Recently-released Treasury regulations and administrative guidance provide for a phased implementation of these withholding tax provisions. Specifically, withholding with respect to U.S.-source dividends will begin on July 1, 2014, and withholding with respect to U.S.-source proceeds payments will begin on January 1, 2017. You are encouraged to consult with your own tax advisor regarding the implications of FATCA on your investment in our Common Stock.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder, the number of shares of our Common Stock beneficially owned (through redemption rights associated with the common membership units) by the selling stockholder, the number of shares that may be offered under this prospectus supplement and the number of shares of our Common Stock to be owned by the selling stockholder after this offering is completed. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus supplement. For additional information regarding relationships between us and the selling stockholder and its affiliates, see “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2013, which is incorporated by reference in this prospectus supplement.

As of the date of this prospectus supplement, the selling stockholder does not hold any shares of our Common Stock, but rather holds common membership units in NCM LLC. Under the limited liability company agreement for NCM LLC, the selling stockholder has the right to redeem its membership units for cash or Common Stock, at our election. It is contemplated that, prior to closing of this offering, the selling stockholder will exercise its right to redeem its common membership units and that we will elect to issue shares of our Common Stock in connection with such redemption.

Beneficial ownership of a security is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of our Common Stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion of any other security. Shares issuable under stock options and warrants not subject to this offering are deemed outstanding for computing the percentage of the person holding options or warrants but are not deemed outstanding for computing the percentage of any other person. As of June 27, 2013, the percentage of beneficial ownership for the following table is based upon 55,366,929 shares of our Common Stock (excluding unvested restricted stock) outstanding and 122,750,356 common membership units of NCM LLC outstanding, of which 55,366,929 are owned by NCM, Inc. The address for the selling stockholder is 7132 Regal Lane, Knoxville, Tennessee 37918.

	Shares Beneficially Owned Prior to Offering(1)		Number of Shares Being Offered		Shares Beneficially Owned After Offering Without Over-Allotment		Shares Beneficially Owned After Offering With Over-Allotment
Name	Number of Shares	% of Class	Without Over- Allotment(2)	With Over- Allotment(2)	Number of Shares	% of Class	Number of Shares	% of Class
Regal Cinemas, Inc.	2,879,360	4.9%	2,000,000	2,300,000	879,360	1.6%	579,360	1.0%

(1)	The NCM LLC units owned prior to and after the offering are comprised of the following:

	NCM LLC Units Outstanding Prior to Offering		NCM LLC Units Outstanding After Offering Without Over-Allotment		NCM LLC Units Outstanding After Offering With Over-Allotment
Name	Number of NCM LLC Units	%	Number of NCM LLC Units	%	Number of NCM LLC Units	%
AMC and affiliates	19,052,770	15.5%	19,052,770	15.5%	19,052,770	15.5%
Cinemark and affiliates	23,998,505	19.6%	23,998,505	19.6%	23,998,505	19.6%
Regal and affiliates	24,332,152	19.8%	22,332,152	18.2%	22,032,152	17.9%
NCM, Inc.	55,366,929	45.1%	57,366,929	46.7%	57,666,929	47.0%

TOTAL	122,750,356	100.0%	122,750,356	100.0%	122,750,356	100.0%

(2)	NCM, Inc. shares being offered after redemption of an equal number of NCM LLC membership units.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the selling stockholder has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated all of the shares of Common Stock.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of Common Stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The selling stockholder has granted to the underwriter a 30-day option to purchase up to 300,000 additional shares. The option may be exercised only to cover any over-allotments of Common Stock.

The underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

The underwriter proposes to offer the shares of Common Stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of Common Stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of Common Stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases the shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.

The selling stockholder has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 45 days after the date of this prospectus supplement.

None of the Company, NCM LLC, AMC, Cinemark or any of their respective affiliates or any of our directors or officers are subject to a “lock-up” period in connection with the offering.

We, NCM LLC and the selling stockholder have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

The shares of Common Stock are listed on The NASDAQ Global Select Market under the symbol “NCMI.”

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, investment banking, financial advisory and lending services for us and our affiliates for which they have received, or will receive, customary fees and expenses. Affiliates of the underwriter are lenders under our senior secured credit facility. Affiliates of the underwriter also are lenders or agents under Regal’s, AMC’s and Cinemark’s senior secured credit facilities. Affiliates of the underwriter also own less than 1% of our Common Stock and/or the common stock of AMC, Cinemark and/or Regal.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company or its affiliates. If the underwriter or its affiliates have a lending relationship with us, the underwriter or its affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of Common Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of Common Stock offered hereby. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the Common Stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our Common Stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of the Common Stock. As a result the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make Internet distributions on the same basis as other allocations.

Notice to Prospective Investors Outside the U.S.

The Common Stock is offered for sale in those jurisdictions in the U.S., Europe, Asia and elsewhere where it is lawful to make such offers.

The underwriter has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Common Stock directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the Common Stock, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

Notice to Canadian Residents

Resale Restrictions

The distribution of the shares of Common Stock in Canada is being made only in the provinces of Ontario, Quebec, British Columbia, Alberta and Manitoba on a private placement basis exempt from the requirement that we and the selling stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of Common Stock are made. Any resale of the shares of Common Stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of Common Stock.

Representations of Purchasers

By purchasing shares of Common Stock in Canada and accepting delivery of a purchase confirmation, a purchaser is deemed to represent to us, the selling stockholder and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares of Common Stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus and Registration Exemptions,

•	the purchaser is a “Canadian permitted client” as defined in National Instrument 31-103—Registration, Exemptions and Ongoing Registrant Obligations, or as otherwise interpreted and applied by the Canadian Securities Administrators,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under “Resale Restrictions”, and

•	the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the shares of Common Stock to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or (416) 593-3684.

Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant fois ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase a security offered by this document during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of Common Stock, for rescission against us and the selling stockholder in the event that this document contains a misrepresentation without regard to whether the purchasers relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of Common Stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of Common Stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholder. In no case will the amount recoverable in any action exceed the price at which the shares of Common Stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholder will have no liability. In the case of an action for damages, we and the selling stockholder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of Common Stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholder may be located outside Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or such persons in Canada or to enforce a judgment obtained in Canadian courts against us or such persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of Common Stock should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares of Common Stock in their particular circumstances and about the eligibility of the shares of Common Stock for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Common Stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Common Stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time,

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

The underwriter represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the Company; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom.

Notice to Residents of Japan

The underwriter will not offer or sell any of our Common Stock directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Residents of Hong Kong

The underwriter and each of its affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our Common Stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our Common Stock which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Residents of Singapore

This prospectus or any other offering material relating to our Common Stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the Common Stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly our Common Stock may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our Common Stock be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Notice to Residents of Germany

Each person who is in possession of this prospectus supplement is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to our Common Stock. In particular, the underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our Common Stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to Residents of France

The Common Stock is being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any Common Stock to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the Common Stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

Notice to Residents of the Netherlands

Our Common Stock may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our Common Stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our Common Stock, and this prospectus or any other offering material relating to our Common Stock may not be considered an offer or the prospect of an offer to sell or exchange our Common Stock.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed on for us by Bryan Cave LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriter by Latham & Watkins LLP, Los Angeles, California. Certain legal matters will be passed upon for Regal Cinemas, Inc. by Hogan Lovells US LLP, Denver, Colorado and Bass, Berry & Sims PLC, Nashville, Tennessee.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 27, 2012, and the effectiveness of National CineMedia, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file electronically with the Securities and Exchange Commission our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. You can request copies of such documents by contacting our Investor Relations Department at National CineMedia, Inc., 9110 E. Nichols Avenue, Suite 200, Centennial, CO 80112-3405, calling 1-800-844-0935 or sending an email to investors@ncm.com. We also make available on or through our website, at www.ncm.com, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

You may read and copy any document we file at the following location at the SEC:

Public Reference Room

100 F Street NE

Washington, D.C. 20549

You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like NCM, Inc., that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 that registers the securities the selling stockholder is offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus supplement includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about us and our financial condition.

•	Our Annual Report on Form 10-K for the year ended December 27, 2012, filed with the SEC on February 22, 2013 (including the portions of our proxy statement for our 2013 annual meeting of stockholders incorporated by reference therein);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2013, filed with the SEC on May 3, 2013, and June 27, 2013, filed with the SEC on August 2, 2013;

•	Our Current Reports on Form 8-K, filed with the SEC on January 11, 2013, January 22, 2013, March 4, 2013, March 18, 2013, May 2, 2013 (excluding portions furnished under Item 2.02), May 7, 2013, June 11, 2013 and August 20, 2013; and

•	The description of our common stock that is contained in our Registration Statement on Form 8-A filed with the SEC on February 5, 2007, including any amendment or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus supplement from the date of filing of such documents, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits furnished on such form that are related to such items. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the documents incorporated by reference in this prospectus supplement from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:

Investor Relations

National CineMedia, Inc.

9110 East Nichols Avenue, Suite 200

Centennial, CO 80112-3405

1-800-844-0935

We have not, and the selling stockholder has not, authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus supplement or the accompanying prospectus or in any of the materials that we have incorporated by reference into this prospectus supplement, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

PROSPECTUS

67,383,427 Shares

National CineMedia, Inc.

Common Stock

This prospectus relates to the disposition from time to time by our founding member theatre circuits, or the selling stockholders, of up to 67,383,427 shares of common stock, par value $0.01 per share, of National CineMedia, Inc., or NCM, Inc., issuable upon exchange on a one-for-one basis of common membership units of National CineMedia, LLC, or NCM LLC, the operating company for our business and of which we are a member and the sole manager. Under the terms of the registration rights agreement with the selling stockholders executed at the date of the IPO, NCM Inc. is required to register shares of its common stock equal to the number of NCM LLC common membership units held by each selling stockholder.

The selling stockholders hold an aggregate of 67,383,427 common membership units that were issued in conjunction with our IPO and thereafter pursuant to contractual arrangements in effect among NCM, Inc., NCM LLC and the selling stockholders relating to net screens that have been added to our network. We have registered for resale by our selling stockholders NCM, Inc. common stock equal to all of the current outstanding common membership units as required by the registration rights agreement.

We will not pay any underwriting discounts or commissions on the shares of common stock issued to the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders.

Our common stock trades on the Nasdaq Global Select Market under the symbol “NCMI.” On June 28, 2013, the reported last sale price of our common stock on the Nasdaq Global Select Market was $16.89 per share.

The selling stockholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 8 for more information about how the selling stockholders may sell or dispose of their shares of common stock.

The selling stockholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of common stock. We will bear all costs, expenses and fees in connection with the registration of the common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, the selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the selling stockholders. This prospectus and any applicable prospectus supplement, including the documents incorporated by reference, include important information about us, our common stock and other information you should know before investing in our common stock. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus.

You should rely only on the information contained or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with different or additional information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this prospectus, including the documents incorporated by reference, are accurate only as of the date set forth on the front of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any sale of our common stock.

MARKET INFORMATION

Information regarding market share, market position and industry data pertaining to our business contained in or incorporated by reference into this prospectus or any applicable prospectus supplement consists of estimates based on data and reports compiled by industry professional organizations (including Nielsen Media Research, Inc. and the National Association of Theatre Owners) and analysts, and our knowledge of our revenues and markets. DMA® is a registered trademark of Nielsen Media Research, Inc.

We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications, and take no further responsibility for such data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus and any applicable prospectus supplement carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference, before making an investment decision.

In this document, unless the context otherwise requires:

•	“NCM, Inc.,” “the Company,” “we,” “us” or “our” refer to National CineMedia, Inc., a Delaware corporation, and its consolidated subsidiary National CineMedia, LLC;

•

“NCM LLC” refers to National CineMedia, LLC, a Delaware limited liability company, which commenced operations on April 1, 2005, and is the current operating company for our business, which NCM, Inc. acquired an interest in, and became a member and the sole manager of, upon completion of our initial public offering, or “IPO,” which closed on February 13, 2007;

•

“AMC” refers to AMC Entertainment Inc. and its subsidiaries, National Cinema Network, Inc., or “NCN,” which contributed assets used in the operations of NCM LLC and formed NCM LLC in March 2005, AMC ShowPlace Theatres, Inc., which joined NCM LLC in June 2010 in connection with AMC’s acquisition of Kerasotes Showplace Theatres, LLC and American Multi-Cinema, Inc., which became party to an amended and restated exhibitor services agreement, or “ESA,” with NCM LLC upon completion of the IPO;

•

“Cinemark” refers to Cinemark Holdings, Inc. and its subsidiaries, Cinemark Media, Inc., which joined NCM LLC in July 2005, and Cinemark USA, Inc., which became party to an amended and restated ESA with NCM LLC upon completion of the IPO; and

•

“Regal” refers to Regal Entertainment Group and its subsidiaries, Regal CineMedia Corporation, or “RCM,” which contributed assets used in the operations of NCM LLC, Regal CineMedia Holdings, LLC, which formed NCM LLC in March 2005, and Regal Cinemas, Inc., which became party to an amended and restated ESA with NCM LLC upon completion of the IPO.

Business of National CineMedia, Inc.

The Company

NCM, Inc., a Delaware corporation was organized on October 5, 2006 and began operations on February 13, 2007 upon completion of its IPO. NCM, Inc. is a holding company that manages its consolidated subsidiary NCM LLC, but has no business operations or material assets other than its cash and ownership interest of approximately 45.1% of the common membership units in NCM LLC as of June 27, 2013. NCM LLC’s founding members, AMC, Cinemark and Regal, the three largest motion picture exhibition companies in the U.S., hold the remaining 54.9% of NCM LLC’s common membership units. NCM, Inc.’s primary source of cash flow from operations is distributions from NCM LLC pursuant to the NCM LLC operating agreement. NCM, Inc. also receives management fees pursuant to a management services agreement with NCM LLC in exchange for providing specific management services to NCM LLC.

NCM LLC has long-term ESAs with NCM LLC’s founding members and multi-year agreements with several other theatre operators whom we refer to as network affiliates. The ESAs and network affiliate agreements grant NCM LLC exclusive rights in their theatres, subject to limited exceptions, to sell advertising and to sell and distribute entertainment programming through our Fathom Events division.

The growth of our digital network depends on us entering into new agreements with network affiliates and net increases in the number of screens operated by the founding members of NCM LLC. The common unit adjustment agreement with the founding members of NCM LLC provides a mechanism for adjusting common membership units held by the founding members, based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theatre or opening of a newly constructed theatre, except that acquired theatres subject to an agreement with an alternative cinema advertising provider will not be included until certain run out payments are made to NCM LLC by the founding member acquiring the theatre pursuant to its ESA or until such third party cinema advertising agreement expires and the theatre is added to our network. Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theatre, unless the purchaser or sublessee enters into an agreement with NCM LLC similar to the ESA, the theatre is closed at the end of its lease term or a non-digitized theatre is closed within three years of the end of its lease term.

Overview of the Business

We operate the largest digital in-theatre media network in North America, through which we sell in-theatre and online advertising, promotions and Fathom events. Our advertising pre-show called “FirstLook,” lobby entertainment network, or LEN, programming and Fathom events are distributed across our digital content network, or DCN, or live digital broadcast network, or DBN, utilizing our proprietary digital content software, or DCS.

We currently derive revenue principally from the following activities:

•

Advertising: We develop, produce, sell and distribute several versions of FirstLook on theatre screens, and advertising programming on our LEN. We also sell other forms of advertising and promotions in theatre lobbies and across our online network and mobile apps called Movie Night Out® and CinemaSync®. For the three months ended March 28, 2013 and the year ended December 27, 2012, advertising accounted for 89.7% and 91.2%, respectively, of our total revenue.

•

Fathom Events and Other: We produce, market and distribute entertainment programming through the Fathom Consumer division to theatres across our DCN (for pre-recorded events) and DBN (for both live and pre-recorded events). For the three months ended March 28, 2013 and the year ended December 27, 2012, Fathom events accounted for 10.3% and 8.8%, respectively, of our total revenue.

We believe that the reach and digital delivery capability of our network provide an effective platform for national and local advertisers to reach a large, young and affluent audience on a highly-targeted, engaging and measurable basis. As of March 28, 2013, our network was located in 48 states and the District of Columbia and covers all of the top 25, as well as 49 of the top 50 Designated Market Areas®, or DMAs®, and 183 DMAs® in total. As of March 28, 2013, our Fathom Events DBN network covered all of the top 50 DMAs® and 172 DMAs® in total. During 2012, approximately 710 million patrons (on an annualized basis) attended movies shown in theatres in which NCM LLC currently has exclusive cinema advertising agreements in place. As of March 28, 2013, we had approximately 19,300 screens in our advertising network, over 18,400 of which are digital, and over 1,000 screens in our Fathom DBN.

Corporate Information

We are a Delaware corporation organized on October 5, 2006, and our principal executive offices are located at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405. The telephone number of our principal executive offices is (303) 792-3600. We maintain a website at www.ncm.com, on which we post our key corporate governance documents, including our board committee charters and our code of ethics. We also regularly post information about the Company on the Investor Relations page. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering

Issuer	National CineMedia, Inc.

Selling Stockholders	The selling stockholders identified on page 6.

Securities Offered	Up to 67,383,427 shares of our common stock.

Use of Proceeds	We will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the selling stockholders. Such shares will be issued upon an exchange of common membership units, which will increase the ownership of NCM, Inc. in NCM LLC.

Risk Factors	An investment in our common stock involves a high degree of risk. The “Risk Factors” section beginning on page 4 contains a discussion of factors that you should carefully read and consider before deciding to invest in shares of our common stock.

Nasdaq Global Select Market Symbol	NCMI.

RISK FACTORS

Ownership of and an investment in our common stock involve certain risks. You should consider carefully the risks incorporated by reference in this prospectus or any applicable prospectus supplement, including the risks described under the captions “Risks Related to our Business and Industry” and “Risks Related to Our Corporate Structure,” included in our Annual Report on Form 10-K for the year ended December 27, 2012 and other information included and incorporated by reference into this prospectus or any applicable prospectus supplement, including our historical financial statements and related notes, in evaluating an investment in our common stock. The information incorporated by reference in this prospectus or any applicable prospectus supplement may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. For a description of these reports and documents, and information about where you can find them, see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus. The risks and uncertainties described in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein or therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, some of the information in this prospectus includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, certain statements under “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may constitute forward-looking statements. In some cases, you can identify these “forward-looking statements” by the specific words, including but not limited to “may,” “will,” “should,” “expects,” “forecast,” “project,” “intend,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of those words and other comparable words. These forward-looking statements involve known and unknown risks and uncertainties, assumptions and other factors, including, but not limited to, the following:

•	changes in the ESAs or lack of support by the founding members;

•	non-competition provisions of the ESAs being deemed unenforceable;

•	bankruptcy of one of the founding members;

•	national, regional and local economic conditions that may affect the markets in which we operate;

•	the levels of expenditures on advertising in general and cinema advertising in particular;

•	increased competition within the overall advertising industry;

•	technological changes and innovations, including 3D, digital cinema, alternative methods for delivering movies to consumers and failures or disruptions of our technology systems;

•	failure to effectively manage or continue our growth;

•	the popularity of major motion picture releases and level of theatre attendance, including at founding members’ theatres;

•	failure to retain our senior management;

•	shifts in population and other demographics;

•	infringement of our technology on intellectual property rights owned by others;

•	our ability to renew expiring advertising contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

•	our need for, and ability to obtain, additional funding for acquisitions and operations;

•	our founding members’ ability to compete with us, influence our affairs and benefit from corporate opportunities that might otherwise be available to us;

•

risks and uncertainties relating to our significant indebtedness and investments, including the availability and adequacy of cash flows to meet our debt service requirements, including payments of amounts due under our $400.0 million in aggregate principal amount of 6.00% Senior Notes due 2022, our $200.0 million in aggregate principal amount of 7.875% Senior Notes due 2021, and our existing senior secured credit facility and any other indebtedness that we may incur in the future;

•	fluctuations in operating costs, capital expenditures, revenue and Adjusted OIBDA;

•	future issuance of membership units by NCM LLC or issuance of preferred stock;

•	determination that NCM, Inc. or any of our founding members is an investment company;

•	determination that any amount of our tax benefits should not have been available;

•	changes in market interest rates and stock prices;

•	changes in accounting principles, policies, guidelines or internal control over financial reporting; and

•	other factors described under “Risk Factors” or elsewhere in this prospectus.

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative and not exhaustive. Our actual results, performance or achievements could differ materially from those indicated in these statements as a result of additional factors as more fully discussed under “Risk Factors” above.

USE OF PROCEEDS

The proceeds from the sale or other disposition of the common stock covered by this prospectus are solely for the accounts of the selling stockholders. We will not receive any proceeds from any sale or other disposition of these shares of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell shares of our common stock to the public. The selling stockholders may offer for sale some of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price of our common stock, as quoted on the Nasdaq Global Select Market on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently determine the price at which the shares offered for resale pursuant to this prospectus may be sold.

SELLING STOCKHOLDERS

Each of the selling stockholders is a founding member of NCM LLC, our operating company subsidiary. Regal and AMC formed NCM LLC in March 29, 2005. On July 15, 2005, Cinemark joined NCM LLC as the third founding member. In February 2007, as part of a reorganization related to our IPO, NCM LLC issued an aggregate of 51,850,951 common membership units to the selling stockholders. Pursuant to the common unit adjustment agreement among us, NCM LLC and the founding members or certain of their affiliates, the founding members may be issued additional common membership units or surrender common membership units from time to time, depending on changes in the numbers of theatre screens operated by each founding member. As of the date of this prospectus, an aggregate of 27,967,585 additional common membership units have been issued to the founding members since our IPO due to positive common unit adjustments, and 1,479,638 common membership units have been surrendered to NCM LLC by the founding members due to negative common unit adjustments. In 2010, an aggregate of 10,955,471 common membership units were redeemed by two of the founding members in exchange for shares of our common stock, which were then sold by those founding members.

The common membership units were issued as “restricted securities” under the Securities Act and are subject to certain restrictions on transfer under NCM LLC’s operating agreement. The common membership units can be exchanged for our common stock on a one-to-one basis, except if we exercise our option to exchange the common membership units for cash. This prospectus covers the offer and sale or other disposition by the selling stockholders of 67,383,427 shares of common stock issuable to the selling stockholders upon exchange of the common membership units.

We have registered the above-referenced shares to permit each of the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that, after the date of this prospectus, receive shares of common stock issued upon exchange of their common membership units to resell or otherwise dispose of the shares in the manner contemplated under the “Plan of Distribution.”

The selling stockholders may exchange some, all or none of their common membership units for shares of common stock (subject to our option to exchange units for cash), and they may sell some, all or none of their shares of common stock. The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholders. As part of the original agreement with the selling stockholders at the time of the IPO, we have agreed to use reasonable best efforts to keep a registration statement effective for each selling stockholder until the earlier of (a) such time as all the shares owned by the selling stockholder as a consequence of their exchange and conversion of the common membership units have been disposed of by the selling stockholder or (b) all such shares may be sold by the selling stockholder in reliance on Rule 144 without restriction. We have registered for resale by the founding members common stock equal to all of the current outstanding common membership units as required by the registration rights agreement executed at the date of the IPO.

Since the formation of NCM LLC, AMC and affiliates of RCM and Cinemark have been parties to ESAs (as amended from time to time) with NCM LLC, which govern the terms by which NCM LLC provides advertising and digital programming events in the theatres of the selling stockholders and their affiliates. We and the selling stockholders are also party to a software license agreement related to our provision of services under the ESAs. Pursuant to a director designation agreement dated February 13, 2007, between us and the selling stockholders, so long as a selling stockholder owns at least 5% of NCM LLC’s issued and outstanding common membership units, such selling stockholder will have the right to designate a total of two nominees to our ten-member board of directors, who are voted upon by our stockholders. If a selling stockholder’s director designee is not elected, then NCM LLC’s operating agreement provides that each of the selling stockholders with at least 5% of NCM LLC’s issued and outstanding common membership units has approval rights for certain NCM LLC actions. The operating agreement also provides for mandatory distributions from NCM LLC to its members (the selling stockholders and us). Additionally, for as long as a selling stockholder beneficially owns at least 5% of NCM LLC’s issued and outstanding common membership units, our certificate of incorporation provides that supermajority voting is required on certain of our board actions and actions we, in our capacity as sole manager of NCM LLC, may authorize NCM LLC to take. A tax receivable agreement between us and the selling stockholders provides for our payment of certain tax savings to the selling stockholders. We are also party to a joint defense agreement with the selling stockholders, as well as a registration rights agreement, which pertains to the registration of shares issuable in exchange for NCM LLC common membership units, as contemplated in this prospectus.

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned (through redemption rights associated with the common membership units) by each selling stockholder, the number of shares that may be offered under this prospectus and the number of shares of our common stock to be owned by each selling stockholder after this offering is completed. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. Information regarding any position, office or other material relationship which any selling stockholder has had with us within the past three years is described above. For additional information regarding relationships between us and the selling stockholders, see “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2013, which is incorporated by reference in this prospectus.

As of the date of this prospectus, the selling stockholders do not hold any shares of our common stock, but rather hold common membership units in NCM LLC. Under the limited liability company agreement for NCM LLC, the selling stockholders have the right to redeem their membership units for, at our election, cash or common stock.

Beneficial ownership of a security is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of our common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion of any other security. Shares issuable under stock options and warrants not subject to this offering are deemed outstanding for computing the percentage of the person holding options or warrants but are not deemed outstanding for computing the percentage of any other person. As of June 27, 2013, the percentage of beneficial ownership for the following table is based upon 55,366,929 shares of our common stock (excluding unvested restricted stock) outstanding of NCM, Inc. and 122,750,356 common membership units of NCM LLC outstanding, of which 55,366,929 are owned by NCM, Inc.

Name	Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being Offered (1)	Shares Beneficially Owned After Offering (2)
	Number of Shares	% of Class		Number of Shares	% of Class
American Multi-Cinema, Inc. and affiliates (3)	19,052,770	25.6%	19,052,770	—	—
Cinemark Holdings, Inc. and affiliates (4)	23,998,505	30.2%	23,998,505	—	—
Regal Entertainment Group and affiliates (5)	24,332,152	30.5%	24,332,152	—	—

TOTAL	67,383,427	54.9%	67,383,427	—	—

(1)	Assumes redemption of all of the holder’s common membership units into shares of common stock on a one-to-one basis.

(2)	Assumes all offered shares are sold and beneficial ownership of any additional shares or securities which are convertible or exchangeable into shares are not acquired. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of their shares covered by this prospectus.
(3)	Includes American Multi-Cinema, Inc., AMC Entertainment Inc., Marquee Holdings Inc. and AMC Entertainment Holdings, Inc. The address of these stockholders is 920 Main Street, Kansas City, Missouri 64105.
(4)	Includes Cinemark Holdings, Inc., Cinemark USA, Inc. and Cinemark Media, Inc. The address of these stockholders is 3900 Dallas Parkway, Suite 500, Plano, Texas 75093.
(5)	Includes Regal Entertainment Group, Regal Entertainment Holdings, Inc., Regal Cinemas, Corp., Regal Cinemas, Inc., Regal CineMedia Holdings, LLC and Regal CineMedia Corp. at 7132 Regal Lane, Knoxville, Tennessee 37918 and Anschutz Company and Phillip F. Anschutz at 555 Seventeenth Street, Suite 2400, Denver, Colorado 80202.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common membership units or shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholder and, at the time of determination, may be higher or lower than the market price of our common stock on the Nasdaq Global Select Market.

The selling stockholders may use any one or more of the following methods from time to time when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

In connection with the sale of our shares, the selling stockholders may sell the shares directly or through broker-dealers acting as a principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The aggregate proceeds to each selling stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Under the registration agreement, we are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling stockholders have severally agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, the shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the founding members and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act without restriction.

Upon our notification by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commission or concessions allowed or re-allowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed on for us by Bryan Cave LLP, Denver, Colorado.

EXPERTS

The financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 27, 2012, and the effectiveness of National CineMedia, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file electronically with the Securities and Exchange Commission our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. You can request copies of such documents by contacting our Investor Relations Department at National CineMedia, Inc., 9110 E. Nichols Avenue, Suite 200, Centennial, CO 80112-3405, calling 1-800-844-0935 or sending an email to investors@ncm.com. We also make available on or through our website, at www.ncm.com, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

You may read and copy any document we file at the following location at the SEC:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like NCM Inc., that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 that registers the securities the selling stockholders are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about us and our financial condition.

•

Our Annual Report on Form 10-K for the year ended December 27, 2012, filed with the SEC on February 22, 2013 (including the portions of our proxy statement for our 2013 annual meeting of stockholders incorporated by reference therein);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 28, 2013, filed with the SEC on May 3, 2013;

•

Our Current Reports on Form 8-K, filed with the SEC on January 11, 2013, January 22, 2013, March 4, 2013, March 18, 2013, May 2, 2013 (excluding portions furnished under Item 2.02), May 7, 2013 and June 11, 2013; and

•

The description of our common stock that is contained in our Registration Statement on Form 8-A filed with the SEC on February 5, 2007, including any amendment or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents, excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and exhibits furnished on such form that are related to such items. We also specifically incorporate by reference any documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations

National CineMedia, Inc.

9110 East Nichols Avenue, Suite 200

Centennial, CO 80112-3405

1-800-844-0935

We have not, and the selling stockholders have not, authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.